UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
        SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 001-16405

                               KANEB SERVICES LLC
             (Exact name of registrant as specified in its charter)


                          2435 NORTH CENTRAL EXPRESSWAY
                             RICHARDSON, TEXAS 75080
                                 (972) 699-4062
        (Address, including zip code and telephone number, including area code, of registrant's
                          principal executive offices)

                                  COMMON SHARES
            (Title of each class of securities covered by this Form)

                                      NONE
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]        Rule 12h-3(b)(1)(i)     [X]
Rule 12g-4(a)(1)(ii)    [ ]        Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(2)(i)     [ ]        Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(ii)    [ ]        Rule 12h-3(b)(2)(ii)    [ ]
                                   Rule 15d-6              [ ]

  Approximate number of holders of record as of the certification or notice date: 1


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      Pursuant to the requirements of the Securities Exchange Act of 1934, Kaneb Services LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: July 5, 2005

                                    KANEB SERVICES LLC
                                   By:  Valero L.P., its sole member
                                   By:  Riverwalk Logistics, L.P., its general
                                        partner
                                   By:  Valero GP, LLC, its general partner

                                           /s/ Bradley C.Barron
                                    -----------------------------
                                     Name:     Bradley C. Barron
                                     Title:    Managing Counsel and Corporate
                                               Secretary